Exhibit 99.1

  Arrow Electronics Announces Successful Completion of Ultra Source
                    Technology Corp. Tender Offer;
              Acquiring 70% of Ultra Source Common Stock

    MELVILLE, N.Y.--(BUSINESS WIRE)--Dec. 1, 2005--Arrow Electronics, Inc. (NYSE:ARW), announced today the successful completion of its cash tender offer for Taiwan-based Ultra Source Technology Corp. (TSE:3020). Arrow will be acquiring 70% of the common shares of Ultra Source for an aggregate purchase price of $62.5 million. All necessary regulatory approvals related to the tender offer have been received.
    "The combination of Ultra Source's strong technical and engineering resources and our exceptional linecard will accelerate the growth of our components businesses in this important region and further strengthens our leading position throughout Asia Pacific," said William E. Mitchell, President and Chief Executive Officer of Arrow Electronics, Inc.
    Ultra Source, which is headquartered in Taipei, Taiwan and has approximately 200 employees, is one of the leading electronic components distributors in Taiwan with sales offices and distribution centers in Taiwan and Hong Kong and substantial sales in the People's Republic of China. Total 2005 sales are expected to exceed $500 million.
    "We are excited about our partnership with Arrow and look forward to working together as a truly integrated team. Ultra Source will now have access to Arrow's abundant resources and broad customer base, which will create significant opportunities for our organizations," stated Mr. M.C. Wen, Chairman of Ultra Source.
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 53 countries and territories.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns, 631-847-1657
             Vice President and Treasurer
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media:
             Jacqueline Strayer, 631-847-2101
             Vice President, Corporate Communications